EXHIBIT 4.2

DESCRIPTION OF COMMON STOCK OF CUE BIOPHARMA, INC.
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following information is a summary of information concerning the common stock, par value $0.001 per share (the “Common Stock”), of Cue Biopharma, Inc. (“we,” “our,” or “us”) and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Authorized Common Stock

The Certificate of Incorporation authorizes the issuance of 300,000,000 shares of Common Stock. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our Common Stock is registered under Section 12(b) of the Exchange Act.

Voting

Each holder of Common Stock is entitled to one vote for each such share outstanding in the holder’s name on each matter submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. No holder of Common Stock is entitled to cumulate votes in voting for directors. All elections of directors shall be decided by a plurality of the votes cast, and, unless otherwise provided by our Certificate of Incorporation, our Bylaws, the rules or regulations of any stock exchange applicable to us or applicable law or pursuant to any regulation applicable to us or our securities, all other elections and questions shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy and entitled to vote thereon.

Dividends

Subject to the rights of the holders of preferred stock, holders of Common Stock are entitled to such dividends and other distributions as may be declared by our board of directors out of assets or funds legally available for such purpose and shall share equally on a per share basis in such dividends and distributions.

Rights and Preferences

Shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our remaining assets which are available for distribution to stockholders, subject to the rights of the holders of preferred stock and after payments of all debts and other liabilities.

Preferred Stock

The Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock. Our authorized but unissued shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors also has the authority, without further action by our stockholders, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights, and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. Such designations, powers, rights and preferences could include, without limitation, voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights and liquidation preferences, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Certificate of Incorporation and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

• prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

• any merger or consolidation involving the corporation and the interested stockholder;

• any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

• subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

• subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

• the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 generally defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaw Provisions

The Certificate of Incorporation and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us. Certain of these provisions are summarized in the following paragraphs.

Effects of Authorized But Unissued Common Stock. One of the effects of the existence of authorized but unissued Common Stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

No Cumulative Voting. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Cumulative voting would have allowed holders of less than a majority of the stock to elect some directors.

Director Vacancies. The Certificate of Incorporation provides that all vacancies may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director.

Stockholder Action; Special Meeting of Stockholders. The Bylaws provide that stockholders may act by written consent. However, stockholders pursuing an action by written consent will be required to comply with certain notice and record date requirements that are set forth in the DGCL. Unless otherwise prescribed by statute or in the Certificate of Incorporation, a special meeting of stockholders may be called for any purpose or purposes, as shall be stated in the notice of the meeting: (1) by the Chairman of the board of directors, the Chief Executive Officer, the President (in the absence of a chief executive officer) or a majority of the Whole Board of directors or (2) by the Secretary upon the written request of the holders of record of at least 20% of the outstanding shares of Common Stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 20% of issued and outstanding Common Stock, without the assistance of management, may be unable to propose a vote on any transaction which may delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders. “Whole Board” refers to the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. The Bylaws allow the board of directors to adopt rules and regulations for the conduct of meetings of stockholders and for the person presiding over a meeting of stockholders to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting, except to the extent inconsistent with such rules and regulations as adopted by the board of directors. This may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Supermajority Voting for Amendments to Our Governing Documents. Certain specified amendments to the Certificate of Incorporation require the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The Certificate of Incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may adopt, amend or repeal the Bylaws only with the approval of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

Choice of Forum. The Certificate of Incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claim, including any derivative claim, (i) that is based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, except for, as to each of (i) through (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.